Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the  Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment to the Registration Statement on Form N-1A  (the “Registration Statement”) of our reports dated February 28, 2008, relating to the financial statements and financial highlights that appear in the December 31, 2007 Annual Report to Shareholders of The Baird Funds, which reports are also incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

GRANT THORNTON LLP

Chicago, Illinois
April 28, 2008